Exhibit 99.1

Esquire Financial Holdings, Inc. set to join Russell 3000® Index

Jericho, NY – June 19th, 2018  — Esquire Financial Holdings, Inc. ("Esquire") today announced that it is set to join the broad-market Russell 3000® Index at the conclusion of the Russell US Indexes annual reconstitution, effective after the US market opens on June 25, 2018, according to a preliminary list posted June 8, 2018. Based upon its membership in the Russell 3000® Index, Esquire is also expected to become a member of the small-cap Russell 2000® Index.

Andrew C. Sagliocca, President and Chief Executive Officer of Esquire, said, "The news of Esquire being included on the preliminary list of additions to the Russell 3000 Index comes less than a year after our well received IPO. As we continue to achieve strong growth and earnings, we believe the inclusion in the Russell 3000 Index should serve to increase our exposure among investors, lead to increased liquidity in our stock and add value to our stockholders."

The annual reconstitution of the Russell US Indexes captures the 4,000 largest US stocks as of May 11th, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in either the large-cap Russell 1000® Index or small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell US Indexes primarily by objective, market-capitalization rankings and style attributes.

Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell US Indexes. Russell US Indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell US Indexes reconstitution, go to the "Russell Reconstitution" section on the FTSE Russell website.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Palm Beach Gardens, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16.2 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com

Contact Information:

Eric Bader
Executive Vice President and Chief Financial Officer
Esquire Financial Holdings, Inc.
(516) 535-2002
eric.bader@esqbank.com